Exhibit 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into on June 16, 2026 by and between CME Group Inc., a Delaware Corporation (together with its subsidiaries, the “Company”) and Lynne C. Fitzpatrick (the “Executive”).

RECITALS

WHEREAS, the Executive currently serves as the President and Chief Financial Officer of the Company (the “CFO”);

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that the Executive will be appointed as the Chief Executive Officer of the Company (the “CEO”) and will serve as the CEO under the terms and conditions of this Agreement, effective as of the later of March 1, 2027 and the date on which the Company files its Annual Report on Form 10-K with respect to 2026 (as applicable, the “CEO Appointment Date”); provided, however the CEO Appointment Date shall be on such earlier date as the Company’s current Chief Executive Officer is no longer serving in such role;

WHEREAS the Executive will continue to serve as the President and CFO in accordance with her current terms and conditions of employment, as may be modified by the Board from time-to-time, through the CEO Appointment Date.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties mutually agree as follows:

1. Employment Period.

(a) The Executive’s employment as the CEO under the terms and conditions of this Agreement shall commence on the CEO Appointment Date and shall continue until such time as her employment terminates for any reason in accordance with Section 5 of this Agreement (such period, the “Employment Period”).

(b) Without limiting the generality of the foregoing, if the Executive’s employment is terminated for any reason prior to the CEO Appointment Date or the Company has announced prior to the CEO Appointment Date that the Executive will not be appointed to the position of CEO (the “Non-Appointment Event”), then this Agreement shall terminate in its entirety and shall be null and void as of the occurrence of the Non-Appointment Event, except as provided in the following sentence. In the event of the Non-Appointment Event, (i) if the Executive voluntarily resigns her employment with or without Good Reason (as defined in Section 5) within thirty (30) days following the occurrence of the Non-Appointment Event or (ii) if the Executive’s employment is terminated by the Company without Cause (as defined in Section 5 below) during the period between the date of this Agreement and the date immediately prior to the CEO Appointment Date, then the Company shall pay or provide to the Executive the severance payments and benefits as set forth in Section 5(b) of this Agreement (including the requirement of the Executive’s execution and non-revocation of a Release (as defined in Section 5(c) of this Agreement)), but using the Executive’s annual base salary and annual target bonus opportunity, in each case, as in effect as of the date of this Agreement to calculate such severance payments and benefits (the “Special Severance”). Further, the foregoing clause (i) shall be null and void following such thirty (30) day period and in all events, the Executive shall not be entitled to the Special Severance upon a termination of employment by the Company for Cause or as a result of the Executive’s death or Disability (as defined in Section 5 below).

2. Positions; Services and Duties.

(a) Positions. During the Employment Period, the Executive will (i) be employed by the Company as the CEO pursuant to the terms of this Agreement and (ii) serve as a member of the Board.

(b) Duties and Responsibilities. During the Employment Period, the Executive will (i) be a full-time employee of the Company, (ii) have such duties, responsibilities and authority as are reasonably prescribed by the Board from time to time and normally associated with the role of a chief executive officer at an entity of similar size and nature as the Company and (iii) devote substantially all of her business time and best efforts to the performance of her duties to the Company and will not engage in any other business, profession or occupation for compensation, except as permitted herein. Notwithstanding the foregoing, the Executive may (x) serve as a director or advisor of non-profit organizations and as director or advisor of for profit companies with the prior approval of the Board, (y) perform and participate in charitable civic, educational, professional, community, industry affairs and other related activities, and (z) manage her personal investments; provided, however, that such activities do not materially interfere, individually or in the aggregate, with the performance of her duties hereunder and do not materially breach Sections 6 and 7 of this Agreement or have a material adverse impact on the Company.

(c) Principal Office. During the Employment Period, the principal location of the Executive’s employment will be at the Company’s headquarters in Chicago, Illinois, although the Executive understands and agrees that she may be required to travel from time to time for business reasons.

(d) Policies. The Executive shall at all times be subject to, observe and carry out such rules, regulations, policies, directions, and restrictions as the Company may from time to time establish in writing and make available to the officers of the Company or employees generally, including, without limitation the Company’s Stock Ownership Guidelines as in effect from time to time for the executives of the Company.

3. Compensation.

(a) Base Salary. The Executive shall be paid a base salary at an annual rate of $1,200,000 during the Employment Period, as may be adjusted pursuant to the following sentence (the “Salary”). The Salary will be payable in accordance with the Company’s customary payroll practices and will be subject to annual review and adjustment by the Compensation Committee of the Board (for increases, but not decreases), or such other duly authorized committee or subcommittee, as applicable (the “Committee”).

(b) Bonus. The Executive’s annual target bonus opportunity during the Employment Period shall be 200% of the Salary that is paid to the Executive in respect of the applicable plan year. The Committee retains the discretion to determine the actual bonus amount to be paid each plan year, subject to the terms and conditions of the Company’s Annual Incentive Plan as in effect from time to time or any successor plan thereto (the “AIP”).

(c) Equity-Based Awards. The Executive’s annual target long-term incentive opportunity during the Employment Period shall be 700% of the Salary measured by grant date value pursuant to the Company’s Omnibus Stock Plan as in effect from time to time or any successor plan thereto (the “Omnibus Stock Plan”), consistent with the timing of and documentation for the grant of annual awards to other executives of the Company, which shall be determined in the sole discretion of the Board or the Committee, as applicable.

4. Employee Benefits.

(a) Benefits. During the Employment Period, the Executive will be eligible to participate in all retirement, welfare and other benefit plans made available by the Company to its executives generally at levels no less favorable than those applicable to such executives. Such benefits will be governed in all respects in accordance with the terms of such plans as in effect from time to time. Nothing in this Section 4(a), however, will require the Company to maintain any benefit plan or provide any type or level of benefits to its current or former employees, including the Executive; provided, that, the Executive shall be treated no less favorably than other executives with respect to any amendments of plans or plan terminations.

(b) Expenses. The Company will reimburse the Executive for any expenses reasonably and necessarily incurred by the Executive during the Employment Period in furtherance of the Executive’s duties in accordance with such rules and policies relating thereto as the Company may from time to time adopt.

(c) Insurance; Indemnification. The Executive will be covered by such directors’ and officers’ liability insurance on no less favorable terms as directors and officers of the Company or any of its subsidiaries or Affiliates for which the Executive serves as a director or officer. The Executive will also be entitled to indemnification rights, benefits and related expense advances and reimbursements to the same extent as any other director or officer of the Company or any of its subsidiaries or Affiliates for which the Executive serves as a director or officer.

(d) Reimbursement of Attorney Fees. The Company shall reimburse the Executive for the attorney fees and related expenses arising out of the negotiation, drafting and execution of this Agreement in an amount not to exceed $25,000.

5. Termination. Following the CEO Appointment Date, the Executive’s employment may be terminated at the earliest to occur of the following: (i) the date on which the Company provides notice to the Executive of her termination for “Disability” (as defined in the Omnibus Stock Plan); (ii) the date of the Executive’s death; (iii) the date on which the Company provides notice to the Executive of her termination for “Cause” (as defined below); (iv) the date on which the Company provides notice to the Executive of her termination without Cause; (v) the date which is ninety (90) days following the date on which Executive provides notice to the Company of her voluntary termination of employment other than with “Good Reason” (as defined below); or (vi) the applicable date set forth in the definition of Good Reason if such termination is by the Executive with Good Reason.

(a) For Cause; Voluntary Resignation by the Executive for Other than Good Reason; Death or Disability. During the Employment Period, if the Executive’s employment with the Company is terminated by the Company for Cause or as a result of the Executive’s death or Disability, or the Executive voluntarily resigns her employment other than with Good Reason, the Executive will not be entitled to any further compensation or benefits other than, in each case, if applicable as of the date of termination: (i) any accrued but unpaid Salary; (ii) in the case of a termination for death or Disability, the annual bonus and the equity award treatment in accordance with the terms and conditions of the AIP and the Omnibus Stock Plan and applicable award agreements; provided, that the employment requirement on the payment date under the AIP in respect of any plan year in which the Executive was employed with the Company on December 31 of such plan year, shall be waived; (iii) reimbursement for any expenses properly incurred and reported by the Executive prior to the date of termination in accordance with Section 4(b) hereof, payable on the Company’s first regularly scheduled payroll date which occurs at least 10 business days after the date of termination; and (iv) vested employee benefits (including accrued paid time-off), if any, to which the Executive may be entitled under the Company’s employee benefit plans described in Section 4(a) as of the date of termination (collectively, the “Accrued Rights”).

(b) Termination by the Company without Cause or Voluntary Resignation with Good Reason. During the Employment Period, if the Executive’s employment is terminated by the Company without Cause or the Executive voluntarily resigns her employment with Good Reason, then the Executive will be entitled to receive the Accrued Rights, and if (x) the Executive executes and does not revoke a general release of claims in a form substantially in the form set forth on Exhibit A attached hereto (the “Release”) within twenty-one (21) days (or such longer period as required by law) following the date of termination and (y) the Executive does not materially breach the restrictive covenants set forth in Sections 6 and 7 hereof (and any such breach is not cured within thirty (30) days following written notice by the Company to the Executive, if curable), then the Company shall pay or provide to the Executive the following:

(i) An amount equal to two (2) times the Executive’s Salary as in effect on such date of employment termination (or if greater, as in effect prior to the event giving rise to Good Reason), payable in a lump sum within sixty (60) days of the Executive’s termination of employment;

(ii) An amount equal to the Executive’s annual bonus based on actual performance as determined by the Committee (provided, that (x) no negative discretion shall be applied unless such application applies to the other officers of the Company as well and (y) the individual subjective goals (if applicable) shall be treated as attained at not less than target), pro-rated based on the Salary paid to the Executive through such date of employment termination in respect of the applicable plan year, payable in a lump sum at the same time bonuses are paid to active employees generally; provided, that the employment requirement on the payment date under the AIP in respect of completed plan years that have not yet been paid shall be waived if the Executive was employed on December 31 of such completed plan year;

(iii) Notwithstanding the terms of the applicable award agreement, (x) the vesting in respect of 75% of any unvested portion of outstanding restricted share awards held by the Executive as of such date of employment termination will be accelerated and net-settled with respect to applicable withholding taxes within five business days following the later of the date the Company receives an executed Release or the expiration of any applicable revocation period and (y) 25% of any unvested performance share award held by the Executive as of such date of employment termination will continue to vest in accordance with the payment and vesting schedule set forth in the applicable award agreement; provided, that, to the extent a more favorable treatment of restricted share awards or performance share awards upon a termination without Cause and/or with Good Reason is set forth in an applicable award agreement or in the Omnibus Stock Plan, such treatment shall supersede the treatment set forth under this clause (iii); provided, further, that if the Committee approves a more favorable treatment for senior executives in respect of the equity awards, then such treatment shall also supersede the treatment set forth under this clause (iii); and

(iv) Subject to Executive’s eligibility for and election of continuation of group health care coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), the Company shall pay directly to the COBRA administrator the full amount of the premiums to continue the health insurance Executive had prior to the date of termination for Executive (and Executive’s eligible dependents, if applicable) for a period of eighteen (18) months following the date of termination.

(c) Good Reason. For purposes of this Agreement, the term “Good Reason” has the meaning set forth below; provided, that the Executive provides the Company with a written notice of termination (which shall set forth in reasonable detail the specific conduct of the Company that constitutes Good Reason) within sixty (60) days following the date that Executive obtains knowledge of or reasonably should have knowledge of the occurrence of the event constituting Good Reason. The Company shall have a period of thirty (30) days to cure such specific conduct (if curable). In no event shall the Executive have Good Reason to terminate employment if such act or failure to act has been cured within thirty (30) days after a notice of termination is delivered by the Executive to the Company.

(d) Resignation. Contemporaneously with the termination of the Executive’s employment with the Company for any reason, the Executive shall automatically resign from all offices and positions the Executive holds with the Company or any Affiliate or subsidiary without any further action on the part of the Executive or the Company; provided, however that the Executive shall timely execute any and all applicable documentation and take such actions as may be necessary or desirable to further effectuate the foregoing as reasonably requested by the Company.

(e) Definitions.

(i) “Cause” shall mean any one or more of the following:

(1)

any refusal by the Executive to perform her duties and responsibilities under this Agreement, as determined after investigation by the Board. The Executive, after having been given written notice by the Company, shall have seven (7) days to cure such refusal;

(2)

any intentional act of fraud, embezzlement, theft or misappropriation of the Company’s funds by the Executive, as determined after investigation by the Board, or the Executive’s admission or conviction of a felony or of any crime involving moral turpitude, fraud, embezzlement, theft or misrepresentation;

(3)

any gross negligence or willful misconduct of the Executive resulting in a financial loss or liability to the Company or damage to the reputation of the Company, as determined after investigation by the Board;

(4)	any breach by the Executive of any one or more of the covenants contained in Sections 6, 7 or 8 hereof; or

(5)	any violation of any rule, regulation or guideline imposed by the Company or a regulatory or self-regulatory body having jurisdiction over the Company, as determined after investigation by the Board.

The exercise of the right of the Company to terminate this Agreement pursuant to a termination of employment for Cause under Section 5(a) shall not abrogate any other rights or remedies of the Company in respect of the breach giving rise to such termination

(ii) “Good Reason” means the occurrence of any of the following without the Executive’s prior written consent: (a) a material reduction in compensation; (b) a material diminution of the Executive’s title, duties, power or authority, (c) relocation to an office more than 50 miles from the Executive’s established office or (d) the Company’s material breach of this Agreement.

6. Confidential Information.

(a) The Executive acknowledges that the successful development and marketing of the Company’s services and products, including the Company’s trading, clearing, market data, co-location, swap execution, regulatory reporting, pre- or post-trade and ancillary services related thereto (including, but not limited to, portfolio compression, instant messaging, quote aggregation and front end applications), current and potential customer and business relationships, and business strategies and growth and development plans requires substantial effort and expense. Such efforts generate for the Company valuable and proprietary information, which gives the Company a business advantage over others who do not have such information. The Executive acknowledges that (i) all Inventions (and any Intellectual Property Rights therein) (in each case, as hereinafter defined); trade secrets; patent applications; inventions and invention disclosures; know-how; works of authorship; design details and specifications; business plans, proposals and strategies; procurement requirements; employee, prospect and customer lists; trading, clearing, market data, location and trade repository methodologies; marketing plans, systems and programs; training materials; research databases; computer software; software programs including developments, features and specifications and source code; business and contractual relationships; business forecasts, information regarding customers, prospective customers and other third parties, including their requirements, preferences, practices and business conditions; cost and pricing information, sources of supply, research projects, new product and service developments; formulae, including as related to current and future proposed products or services; and other technical, business, and financial information of the Company Group not generally known to the public, and (ii) any other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which such information is known or used (the foregoing (i) and (ii) collectively, “Confidential Information”), are property of the Company or the applicable Company Group entity. Confidential Information shall not include information that becomes generally known to the public or within the Company’s industry other than as a result of the Executive’s acts or omissions to act in violation of this Agreement. The Executive further acknowledges that during the Executive’s employment by any entity of the Company Group, the Executive’s duties will expose the Executive to Confidential Information, whether generated by the Company Group or a third party, and the Executive understands and acknowledges that each and every component of the Confidential Information constitutes a protectable business interest of the Company Group. The Executive acknowledges that the Executive has and in the future will receive from third parties confidential, non-public and/or proprietary knowledge, data or information (“Third Party Information”) subject to a duty of a Company Group entity to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Executive’s employment with the relevant Company Group entity and thereafter, the Executive shall hold Third Party Information in confidence and will not disclose to anyone (other than Company Group personnel who need to know such information in connection with their work for the Company Group entity) or use, except in connection with performance of services for the Company Group entity, Third Party Information; provided, that the confidentiality of Third Party Information shall be subject to the same exceptions as provided herein for Confidential Information.

(b) Throughout the Executive’s employment with any entity of the Company Group in any role or position, and at all times thereafter: (i) the Executive shall hold all Confidential Information in the strictest confidence, take all reasonable precautions to prevent its inadvertent disclosure to any unauthorized person, and follow all Company policies regarding Confidential Information; (ii) the Executive shall not, directly or indirectly, utilize, disclose, or make available to any other person or entity, any of the Confidential Information, other than in the proper performance of the Executive’s duties during the Executive’s employment with any entity of the Company; (iii) if the Executive learns that any person or entity is taking or threatening to take any action which would compromise any Confidential Information, to the extent legally permitted, the Executive shall promptly advise the Company of all facts concerning such action or threatened action; (iv) the Executive shall not improperly use or disclose (including disclosure to the Company) confidential information or trade secrets, if any, of any former employer or any other person or entity to whom the Executive has an obligation of confidentiality, or incorporate any Intellectual Property Rights or other confidential or proprietary information or trade secrets of any former employer of the Executive or any third party into any Inventions or other existing or contemplated product or service of a Company Group entity (or otherwise use or exploit the foregoing in performing services for a Company Group entity in a manner that would, or would cause such Company Group entity to, infringe, misappropriate or otherwise violate the Intellectual Property Rights or other proprietary rights of any third party); (v) the Executive shall not disclose to a Company Group entity or any of its employees, contractors or agents any Third Party Information, or transfer, copy or download any Third Party Information onto any Company Group entity’s computers, information technology systems or storage devices; and (vi) the Executive shall not bring onto a Company Group entity’s premises (or download onto a Company Group entity’s computers, information technology systems or storage devices) any unpublished documents, materials or property belonging to a former employer or any other person or entity to whom the Executive has an obligation of confidentiality unless that former employer or person or entity has consented thereto in writing.

(c) At the request of the Company (or, without any request, upon termination of the Executive’s employment for any reason), the Executive shall promptly deliver to the Company: (i) all property of the Company that is then in the Executive’s possession, custody or control, including, without limitation, all keys, access cards, credit cards, computer hardware (including, but not limited to, any hard drives, diskettes, lap-top computers and personal data assistants and the contents thereof, as well as any passwords or codes needed to operate any such hardware), computer software and programs, data, materials, papers, books, files, documents, records, policies, client and customer information and lists, marketing information, design information, specifications and plans, data base information and lists, mailing lists, notes, and any other property or information that the Executive has relating to the Company or any Company Group entity (whether those materials are in paper or computer-stored form), but not including de minimis items; and (ii) any and all documents or other items containing, summarizing, or describing any Confidential Information, including all originals and copies thereof. The Executive agrees that the Executive will follow all Company policies regarding Company property. The Executive is only authorized to access and use the Company’s computers, email, or related computer systems to pursue matters that are consistent with the Company’s business interests and within the scope of the Executive’s duties to the Company. The Executive recognizes that access or use of such systems to pursue personal business interests apart from the Company’s (whether or not harmful to the Company), to compete or to prepare to compete, or to otherwise intentionally harm the Company is unauthorized access, strictly prohibited, and may lead to civil and/or criminal penalties. Upon request, the Executive will provide for inspection any personal electronic storage devices that the Company believes may contain Confidential Information, consistent with applicable law, to permit the Company to confirm that the Executive has completely removed all Confidential Information from the devices. If the Executive stores any Company information with any service provider (e.g., Gmail, Dropbox, iCloud), the Executive consents to the service provider’s disclosure of such information to the Company. The Executive will, upon the Company’s request where allowed by law, execute any additional authorizations required by the service provider to disclose the Company’s information to the Company. Notwithstanding the foregoing, at all times the Executive shall be entitled to retain her contacts, calendars (provided that Executive will delete any Confidential Information from such calendars), personal correspondence and any information or documents reasonably necessary for the preparation of her tax returns.

(d) The Executive may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government oﬃcial, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, if the Executive sues the Company for retaliation based on the reporting of a suspected violation of law, the Executive may disclose a trade secret to the Executive’s attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the Executive does not disclose the trade secret except pursuant to court order. Additionally, nothing in this Agreement is intended to prohibit or restrict the Executive from (i) communicating with the Executive’s attorney, tax advisor or financial advisor or otherwise requesting or receiving confidential legal advice, tax advice or financial advice, (ii) communicating with a government or regulatory agency such as the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Illinois Department of Human Rights, or any other federal, state or local agency regarding good faith allegations about possible violations of law, or otherwise initiating, testifying, assisting, complying with a subpoena from, or participating in an investigation or proceeding by such agency, without advance notice to the Company; recovering a whistleblower award; (iii) filing or disclosing facts necessary to receive unemployment insurance, Medicaid or other public benefits; (iv) disclosing information about unlawful acts in the workplace, including, but not limited to, sexual harassment; or (v) making any truthful statements or disclosures required by law, regulation or legal process or governmental or regulatory investigation or that is reasonably appropriate pursuant to any legal process between the Executive and the Company or any of its Affiliates or subsidiaries.

7. Restrictive Covenants. The Executive agrees and acknowledges that the obligations not to use or disclose trade secrets or Confidential Information, and other provisions above, standing alone, are insuﬃcient to protect the Company’s legitimate business interests since some post-employment activities would, by their nature, be likely to compromise trade secrets (regardless of intent) and cause damage to goodwill and customer relationships in ways that would be diﬃcult if not impossible to detect and otherwise remedy effectively; accordingly, the parties further agree as follows:

(a) Employee Interference. During the Employment Period and for a period of twelve (12) months after the Executive’s employment with the Company terminates, regardless of which party ends the employment relationship or why (the “Restricted Period”), the Executive shall not, without the Company’s prior written consent, either individually or on behalf of or through any third party, directly or indirectly (other than pursuant to Executive’s proper performance of her duties for the Company): (i) Solicit, entice or persuade or attempt to Solicit, entice or persuade any Company Group employees or consultants with whom the Executive had material contact as a result of the Executive’s employment with the Company in any role or position during the Look Back Period to any Company Group entity to leave the service of such Company Group entity for any reason; or (ii) employ, cause to be employed or Solicit the employment of, any Company Group employee or exclusive consultant with whom the Executive had material contact as a result of the Executive’s employment with the Company in any role or position during the Look Back Period while any such person is providing services to the Company Group, or within one (1) year after any such person has ceased providing services to the Company Group (for purposes of this Section 7(a), “employ” shall include full-time employment, part-time employment, temporary employment, services as a consultant or independent contractor or any other services for which income or any other form of remuneration is received). The Executive acknowledges and agrees that the Company invests a substantial amount of time and money in recruiting and training, and that the Company shares Confidential Information with its employees, consultants and independent contractors. The Executive further acknowledges and agrees that the restrictions contained in this Section 7(a) are reasonable and necessary to protect the Company Group’s legitimate interests in its employee relationships, goodwill, Confidential Information, workforce stability and other legitimate business interests of the Company, and to prevent unfair competition. This Section 7(a) shall not prohibit the Executive from placing (or causing to be placed) general advertisements or engaging in employee searches, in each case, not targeted at employees or consultants of the Company Group or from providing a reference, upon request.

(b) Customer Interference. During the Restricted Period, the Executive will not, directly or indirectly, whether for the Executive’s own account or for the account of any other person, firm, corporation or business organization, Solicit a Customer (other than pursuant to Executive’s proper performance of her duties for the Company) to (i) cease or reduce doing business with the Company Group or (ii) do business with a Competing Business. The Executive acknowledges and agrees that this restriction is necessary to protect trade secrets, Confidential Information, goodwill and other legitimate business interests of the Company Group. The Executive acknowledges and agrees that the geographic limitation of this restriction is reasonable because it is inherently limited to the locations and places of business where the Customers do business; however, if an additional geographic limitation is deemed required by law for enforcement, then this restriction shall be limited to the Territory. This Section 7(b) shall not prohibit the Executive from placing (or causing to be placed) general advertisements seeking customers, not targeted at Customers.

(c) Non-Competition. During the Restricted Period, the Executive will not, whether as an employee, oﬃcer, director, partner, investor, consultant, advisor, spokesperson, endorser, or otherwise, directly or indirectly, within the Territory, provide services to a Competing Business that are the same as, or similar to, the services the Executive provided the Company at any time during the Employment Period to a Competing Business. This Section 7(c) shall not prohibit the Executive from passively holding up to two percent (2%) of the equity securities of any entity or from holding passive interests in private equity funds, hedge funds, venture capital funds and other similar private funds. Notwithstanding the foregoing, the Executive shall not be prevented from providing services to any person, corporation, or firm who or which, (x) is engaged in a Competing Business, if such service relationship is restricted solely to one or more distinct portions of the operations and business of such person, corporation or firm, (y) such distinct portions do not engage in and/or are not preparing to engage in a Competing Business, and (z) the Executive undertakes not to, and does not, have any substantive discussion with management regarding, or participate in, the governance, management or operations of such person, corporation or firm, or any business segments thereof, that engage in or are actively preparing to engage in a Competing Business; provided, however, that the Executive shall obtain written consent from the Company to perform such duties should this Section 7(c)(z) apply and the Company shall in good faith not unreasonably withhold, delay or condition such consent.

(d) Non-Disparagement. The Executive further agrees that the Executive will not, at any time during the Employment Period and for a period of five (5) years immediately following the termination of the Executive’s employment with the Company, make any statements, (whether orally or in writing) that disparage, denigrate or malign the Company or any businesses, activities, operations or the reputations of any of the entities of the Company or their respective directors, officers, managers, executives, representatives, or significant shareholders. Likewise, following the termination of the Executive’s employment with the Company and following a written request by the Executive to the Lead Director, the Company will instruct its current executive officers and current members of the board of directors of the Company not to make any statements, (whether orally or in writing) that disparage, denigrate or malign the Executive. The Company further agrees not to issue or authorize any public official statements that disparage, denigrate or malign the Executive. Notwithstanding the foregoing, nothing in this Agreement shall preclude any person from making truthful statements or disclosures (i) to a court or arbitrator in any legal proceeding and/or that is reasonably necessary pursuant to applicable law, regulation, or legal process or governmental or regulatory investigation, (ii) in confidence to a professional advisor for the purpose of securing professional advice; (iii) with respect to the Executive, in the course of performing the Executive’s duties during the Employment Period (e.g., performance reviews), and (iv) that are otherwise permitted under applicable laws.

(e) Review Period; Adequacy of Consideration. The Company advises the Executive to consult with an attorney of the Executive’s choice before agreeing to the covenants set forth in Sections 6 and 7 of this Agreement. The Executive acknowledges and agrees that the Executive has had up to fourteen (14) calendar days from the date the Executive first received this Agreement to consider its terms. However, the Executive may sign and return this Agreement sooner if the Executive wishes. By entering into this Agreement, the Executive acknowledges and agrees that the Executive (i) has been given the opportunity to seek the advice of counsel, (ii) has carefully read and fully understands all of the restrictions set forth in Sections 6 and 7, and (iii) is entering into this Agreement knowingly, freely and voluntarily in exchange for good and valuable consideration to which the Executive would not otherwise be entitled. The Executive further agrees and acknowledges that the restrictions set forth in Sections 6 and 7 are in consideration of (x) the Executive’s employment by the Company during the Employment Period, and (y) additional good and valuable consideration as set forth in this Agreement, including but not limited to, the Executive’s participation in the AIP and Omnibus Stock Plan, the receipt and sufficiency of which are hereby acknowledged to be adequate consideration under the Illinois Freedom to Work Act, 820 ILCS 90.

(f) Additional Covenants. The Executive acknowledges and agrees that the restrictions contained in the U.S. Confidentiality & Non-Compete Agreement, dated October 3, 2024 shall remain in full force and effect until the CEO Appointment Date and upon the CEO Appointment Date shall be superseded by the covenants herein.

(g) Additional Definitions. For purposes of this Agreement:

(i) “Affiliate” shall mean any entity that controls, is controlled by, or is under common control with the Company, other than (i) an entity which is otherwise unrelated to the Company and is an affiliate of an entity which controls the Company, or (ii) a third-party entity that controls the Company following a Change in Control (as defined in the Omnibus Stock Plan).

(ii) “Company Group” means the Company, together with its subsidiaries and Affiliates.

(iii) “Competing Business” means any entity engaging directly or indirectly in one or more of the following business activities that are the same or substantially similar to the business activities of the Company or any of its subsidiaries: (x) acting as a trading facility or otherwise providing trading services for derivatives or derivatives-related, foreign exchange or foreign exchange-related or fixed income or fixed income-related products (including, but not limited to, derivative exchanges, swap execution facilities, multilateral trading facilities and organized trading facilities); (y) providing clearing services, market data or market data services, co-location services, regulatory reporting services or pre- or post-trade services; and/or (z) providing any ancillary services related thereto (including, but not limited to, portfolio compression, instant messaging, quote aggregation and front end applications). Competing Business also includes any entity engaged in any other business activity in which the Company or any of its subsidiaries has developed plans to engage in during the Look Back Period or in which the Company or any of its subsidiaries is engaged in at the time the Executive terminates employment. Notwithstanding the foregoing, an entity will only be a Competing Business in relation to the Executive to the extent that the Executive has been involved in or concerned with the relevant business activities or if the Executive received Confidential Information about the relevant business activities at any time during the Look Back Period.

(iv) “Customer” means a person or entity that has an ongoing business relationship or prospective business relationship with a Company Group entity, and with whom or which the Executive had material contact with, or learned Confidential Information about, in the Look Back Period.

(v) “Lookback Period” means the twelve (12) month period immediately preceding the Executive’s termination of employment with the Company.

(vi) “Solicit” and related terms such as “soliciting” or “solicitation” mean to knowingly engage in acts or communications, directly or through others, that are intended or can reasonably be expected to induce or encourage a particular responsive action (such as buying a good or service), regardless of which party first initiates the contact or communication or whether the communication is in response to an inquiry or not.

(vii) “Territory” means:

(1)	The United States; and

(2)	Any such other country:

(A)	In relation to which the Executive had conducted, pursued or promoted business on behalf of the Company; or

(B)	over which the Executive had retained a responsibility for the conduct, pursuit, or promotion of business on behalf of the Company; or

(C)	In relation to which the Executive had performed duties on behalf of the Company; or

(D)	In which the Company products or services that the Executive either was involved with or had Confidential Information about during the Look Back Period are available to Customers.

8. Assignment of Inventions.

(a) During and (solely to permit a determination by the Company, acting reasonably and in good faith, as to whether or not any such post-employment Inventions and Intellectual Property Rights should be assigned pursuant to this Section 8(a), which information the Company will treat as confidential) for ninety (90) days after the Executive’s employment with the Company, the Executive shall promptly disclose, and the Executive agrees that, any and all right, title and interest in and to any and all writings, inventions, designs, discoveries, works of authorship, creations, ideas, developments, improvements, technology, discoveries, processes, techniques, methods, methodologies, formulas, concepts, research, proposals, reports, materials, software, written works, computer programs, code, documentation and all other work product of any nature whatsoever that are created, developed, prepared, produced, authored, edited, amended, conceived or reduced to practice by the Executive while employed by the Company and for 90 days thereafter, individually or jointly with others that relate in any way to the businesses or contemplated businesses, products, services, activities, research or development of any Company Group entity, or that arise out of or result from any work performed by the Executive for any Company Group entity, and all printed, physical and electronic copies, and other tangible embodiments thereof (collectively, “Inventions”), as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), patents and other intellectual property rights therein arising in any jurisdiction throughout the world (whether registered or unregistered) and all related rights of priority under international conventions with respect thereto, including, without limitation, all pending and future applications and registrations therefor, and continuations, divisions, continuations-in-part, reissues, extensions and renewals thereof (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the relevant Company Group entity. The Executive acknowledges that, by reason of being employed by a Company Group entity at the relevant times, to the extent permitted by law, all of the Inventions consisting of copyrightable subject matter is and shall be deemed “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the relevant Company Group entity. To the extent that any right, title or interest in any Inventions or Intellectual Property Rights do not automatically vest in the relevant Company Group entity as a

“work made for hire,” the Executive hereby irrevocably assigns to the relevant Company Group entity, for no additional consideration, the Executive’s entire right, title, and interest in and to all Inventions and Intellectual Property Rights therein, including, without limitation, the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, dilution or other violation thereof, and all rights corresponding thereto throughout the world. To the extent any copyrights are assigned under this Agreement, to the fullest extent allowable under any applicable laws, the Executive hereby irrevocably waives any so-called “moral rights” or “droit moral” and similar rights of attribution and integrity with respect to all Inventions and all Intellectual Property Rights therein. During and after the Executive’s employment with a Company Group entity hereunder, the Executive agrees to reasonably cooperate with the relevant Company Group entity to apply for, obtain, perfect and evidence the relevant Company Group entity’s ownership and other rights in, and transfer to the Company Group entity the Inventions and all Intellectual Property Rights in the Inventions in any jurisdiction in the world and maintain, protect and enforce the same. Other than in the event of a bonafide dispute, the Executive hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on the Executive’s behalf in the Executive’s name and to do all other lawfully permitted acts to transfer the Inventions to the relevant Company Group entity and further the transfer, prosecution, issuance, and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if the Executive does not promptly cooperate with the relevant Company Group entity’s request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by the Executive’s subsequent incapacity. To the extent any Inventions or any Intellectual Property Rights therein are not assignable to the Company in accordance with this Section 8(a), the Executive hereby grants to the Company entities a royalty-free, fully paid-up, irrevocable, perpetual, transferable, worldwide, non-exclusive license, with the right to grant sublicenses (through multiple tiers), to make, have made, modify, develop, create derivative works based on, adapt, enhance, use, practice, display, perform, sell, offer for sale, copy, reproduce, distribute, import, export, commercialize, use and otherwise exploit any such Inventions and Intellectual Property Rights. For avoidance of doubt, the obligations in this Section 8(a) apply to any Inventions, whether or not the Inventions are created, originated, developed or conceived of by the Executive solely or jointly with others, or during business hours or on personal time, and whether or not the Inventions are protected or protectible under applicable laws relating to Intellectual Property Rights. Any expense incurred pursuant to this Section 8(a) shall be borne by the Company.

(b) Notwithstanding anything else in this Agreement, the Executive understands that Section 8(a) shall not apply to general know-how or to an invention for which no equipment, supplies, facilities, trade secret information or any other Confidential Information or Intellectual Property Rights of any Company Group entity were used and which was developed entirely on the Executive’s own time, unless the know-how or invention (i) relates at the time of conception or reduction to practice to a business of the Company entities or a Company Group entity’s actual or demonstrably anticipated research or development, or (ii) arises out of or results from any work the Executive performs or has performed for a Company Group entity.

9. Acknowledgments of the Parties. The parties agree and acknowledge that the restrictions contained in Sections 6 and 7 are reasonable in scope and duration and are necessary to protect the Company. If any provision of Sections 6 and 7 as applied to any party or to any circumstance is adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other circumstances or the validity or enforceability of any other provisions of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and/or to delete specific words or phrases and in its reduced form, such provision shall then be enforceable and shall be enforced. The Executive agrees and acknowledges that the breach of Sections 6 and 7 could cause irreparable injury to the Company, and upon breach of any provision of such Sections, the Company shall be entitled to seek injunctive relief (without the necessity of posting a bond), specific performance or other equitable relief; provided, however, that such remedies shall in no way limit any other remedies which the Company may have (including, without limitation, the right to seek monetary damages and reimbursement of the severance benefits paid to the Executive under Section 5(b)).

10. Notices. All notices, requests, demands, claims or other communications hereunder shall be in writing and shall be deemed given if delivered by certified or registered mail (first class postage pre-paid), hand delivery, guaranteed overnight delivery or email, to the following addresses (or to such other addresses which such party shall designate in writing to the other parties):

To the Company:

Board of Directors

c/o Lead Director

CME Group Inc.

20 South Wacker Drive

Chicago, IL, USA, 60606

With a copy to:

Jonathan Marcus

Senior Managing Director and General Counsel

CME Group Inc.

325 7th Street, NW

Washington, District of Columbia 20004

Email: Jonathan.Marcus@cmegroup.com

To the Executive:

At the address shown in the Company’s personnel records.

With a copy to:

Michael S. Katzke

Katzke Miller & Morgenbesser LLP

Email: katzke@kmexeccomp.com

11. Amendment, Waiver, Remedies. This Agreement may not be modified, amended, supplemented, extended, canceled or discharged, except by written instrument executed by all parties. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or in equity, that they may have against each other.

12. Assignment. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by her. The Company may assign its rights, together with its obligations hereunder, to any of its Affiliates or subsidiaries (provided, that the Company shall remain secondarily liable for its obligations hereunder), or any successor thereto.

13. Severability; Survival. In the event that any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction, then such unenforceable provision shall be deemed modified so as to be enforceable to the maximum extent possible (or if not subject to modification then eliminated herefrom) for the purpose of those procedures to the extent necessary to permit the remaining provisions to be enforced. The provisions of this Agreement necessary to carry out the intention of the parties as expressed herein will survive the termination or expiration of this Agreement, including, without limitation, the provisions of Sections 6 and 7 of this Agreement.

14. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

15. Tolling. In the event of any violation by the Executive of the restrictions set forth in Sections 6 and 7, the Executive agrees that the post-termination restrictions set forth in Sections 6 and 7 shall be extended by a period of time equal to the period of such violation with respect to the restriction so violated, it being the intent of the parties hereto that the running of the Restricted Period will be tolled during any period of such violation, so long as the Company takes prompt action to enforce such restriction upon becoming aware of such violation.

16. Governing Law; Venue. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Illinois applicable to contracts executed and to be wholly performed within such State. Any claim or other controversy, claim or dispute, whether based in contract, tort, statute or any other legal or equitable theory, arising out of or relating to this Agreement, shall be brought and determined in a court in Cook County in the State of Illinois.

17. Agency. Nothing herein shall imply or shall be deemed to imply an agency relationship between the Executive and the Company.

18. Conflicts. In the event of any material and adverse conflicts between this Agreement and any other plan, rule, policy or procedure of the Company, the terms and conditions of this Agreement shall control and supersede any other such plans, rules, policies or procedures.

19. Withholding. Notwithstanding any other provision of this Agreement, the Company shall withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

20. Section 409A. It is the Company’s intent that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) and regulations and other guidance issued thereunder (“Section 409A”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, (i) no amounts shall be paid to the Executive under Section 5(b) of this Agreement until the Executive would be considered to have incurred a separation from service from the Company within the meaning of Section 409A of the Code, and (ii) amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six (6)-month period immediately following the Executive’s separation from service shall instead be paid within thirty (30) days following the date that is six (6) months following the Executive’s separation from service (or death, if earlier). Each amount to be paid or benefit to be provided to the Executive pursuant to this Agreement, which constitutes deferred compensation subject to Section 409A, shall be construed as a separate identified payment for purposes of Section 409A. To the extent required to avoid accelerated or additional tax under Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one (1) year may not effect amounts reimbursable or provided in any subsequent year. Notwithstanding anything herein to the contrary, in no event shall the timing of the Executive’s execution of the release described in Section 5(b), directly or indirectly, result in the Executive designating the calendar year of payment, and if a payment that is subject to execution of the general release could be made in more than one (1) taxable year, payment shall be made in the later taxable year.

* * * *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CME GROUP INC.,

/s/ Rahael Seifu
Rahael Seifu
Chair of the Compensation Committee

EXECUTIVE

/s/ Lynne C. Fitzpatrick
Lynne C. Fitzpatrick

[Signature Page]